CAPITAL CONTRIBUTION AGREEMENT

This CAPITAL CONTRIBUTION AGREEMENT (the “Agreement”) is made effective as of March 142.42018 by and between Appaswamy (Vino) Pajanor (“Contributor”), and ShantiNiketan International Corporation, a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Shirley Pajanor, the wife of Contributor was issued 1,220,000 shares, par value $.001 per share of the common stock of Company on July 19, 2017 which represents 2.4% of the issued and outstanding shares of common stock of Company in exchange for cash and other property with a value of $1,220.00;

WHEREAS, Contributor wishes to contribute the membership interests of SN Community Houston, LLC, a Texas limited liability company (the “Contributed Company”) to the Company (the “Membership Interests”). The Membership Interests represent 5% of the issued and outstanding membership interest in the Contributed Company;

WHEREAS, Contributor, other members of the Contributed Company own 100% of the Membership Interests in the Contributed Company;

WHEREAS, Contributor and other members of the Contributed Company who together own an aggregate of 100% of the Membership Interests in the Contributed Company, and the Company intend that the transactions contemplated by this Agreement qualify as non-taxable transfers of property to Company by persons in control of Company pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder; and

WHEREAS, Contributor and Company wish to set forth their agreement in writing in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capital Contribution. Contributor hereby agrees to contribute the Membership Interests to Company as a contribution to the capital of Company as a non-taxable transfer of property in accordance with Section 351 of the Code.

2.	Delivery. Simultaneously herewith, Contributor and Company are delivering to each other the Assignment Agreement in the form attached hereto as Exhibit A evidencing the assignment by Contributor to Company of all of its right, title and interest in the Membership Interests.
3.	Representations and Warranties. Company represents and warrants to Contributor that (i) it is not an investment company within the meaning of Section 351(e)(1) of the Code, and (ii) immediately following the transactions contemplated by this Agreement, Contributor and the other members of the Contributed Company shall remain in control of Company within the meaning of Sections 351(a) and 368(b) of the Code.

4.	Covenants.

(a)	Filings. Contributor shall file all information required to be filed by it pursuant to Treasury Regulation Section 1.351-3(b).

(b)	Tax Returns. Each of Contributor and Company shall use its best efforts not to take any action or take any position in any tax return or report or otherwise which could have an adverse effect on, or which in inconsistent with, the qualification of the transactions contemplated by this Agreement under Section 351 of the Code.

5.	Miscellaneous.

(a)	Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflicts of law principles.

(b)	Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, two days following the day when deposited with an overnight courier service, such as Federal Express, for delivery to the intended addressee or two days following the day when deposited in the United States mail, first class postage prepaid, at the addresses set forth at the beginning of the Agreement. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(c)	Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of the other party hereto.

(d)	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(e)	Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)	Paragraph Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(g)	Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(h)	Further Assurances. Each of Contributor and Company agrees that it shall take such further actions, file such forms and reports and execute such additional documents and instruments and do such other things as may be necessary in order to more fully effectuate the intent and purposes of this Agreement, including qualification under Section 351 of the Code.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

ShantiNiketan International Corporation

/s/ Appaswamy (Vino) Pajanor		By:	/s/ Iggy Ignatius
Name:	Appaswamy (Vino) Pajanor	Name:	Iggy Ignatius
		Title:	Executive Chairman

EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is executed and delivered as of March ___, 2018, by and between Appaswamy (Vino) Pajanor (“Assignor”) and ShantiNiketan International Corporation, a Nevada corporation (“Assignee”), pursuant to that certain Capital Contribution Agreement dated as of even date herewith, by and between Assignee and Assignor (the “Agreement”). Capitalized terms used but not otherwise defined in this Assignment Agreement shall have the meanings ascribed to them in the Agreement.

WHEREAS, it is a condition of the Agreement that Assignor and Assignee execute and deliver this Assignment Agreement.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

Assignor hereby transfers, assigns, conveys and grants all of its rights, title and interest in and to the Membership Interests to Assignee and Assignee hereby accepts the transfer, assignment, conveyance and grant of the Assignor’s rights, title and interest in the Membership Interests of the Contributed Company pursuant to the terms of the Agreement.

This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflicts of laws principles.

This Assignment Agreement may be executed in counterparts and, as so executed, shall constitute a binding agreement. A facsimile signature shall have the same validity as an original.

IN WITNESS WHEREOF, the parties have executed and delivered this Assignment Agreement on the date first above written.

ShantiNiketan International Corporation

By:
Name:	Appaswamy (Vino) Pajanor	Name:	Iggy Ignatius
		Title:	Executive Chairman